EXHIBIT 99.1

For immediate release

Tripath Raises $4.4 Million

San Jose, Calif., March 3, 2005 – Tripath Technology Inc. (NASDAQ: TRPH), creators of Class-T® 1-bit digital audio amplifiers, today announced that it has completed a $4.4 million private placement of common stock and common stock purchase warrants with certain institutional investors. Tripath has agreed to sell an aggregate of approximately 4,833,335 shares of common stock at $0.90 per share. The investors will also receive warrants to purchase an aggregate of approximately 966,667 shares of Tripath’s common stock at an exercise price of $1.25 per share. The net proceeds to the company from the offering, after expenses, will be approximately $4.0 million. Tripath has agreed to file a registration statement covering resale of these shares by the investors. Rodman & Renshaw served as the placement agent in the financing.

The proceeds of the financing are expected to be used for general corporate purposes.

The shares of the company’s common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the common stock may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the company’s common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement

Certain statements in this release concerning the use of the proceeds of the financing is a forward-looking statement that involves a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward-looking statements. Tripath’s use of proceeds could change depending on unanticipated changes in its business needs or increased costs associated with defending litigation Further information regarding these and other risks and uncertainties is included in Tripath’s United States Securities and Exchange Commission filings, including its Form 10-K/T and Forms 10-Q. Please refer to these and the other filings we make from time to time with the Securities and Exchange Commission. Tripath undertakes no obligation to update any forward looking statements.

1. Contact:

Tripath Technology Inc.

Jeffrey L. Garon, 408-750-6801

jgaron@tripath.com